UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 20, 2026

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36393 (Commission File Number)	80-0957485 (IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma (Address of principal executive offices)	73142 (Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2026, Paycom Software, Inc. (the “Company”) announced that the Company’s Board of Directors appointed Jeff York to serve as Chief Sales Officer of the Company, effective January 23, 2026. Mr. York, who previously served as Chief Sales Officer from 2007 to April 2021, succeeds Amy Walker, who transitioned to a consulting role on January 20, 2026.

In connection with this transition, Ms. Walker entered into an Independent Consultant and Services Agreement (the “Consulting Agreement”) with the Company’s wholly owned subsidiary, Paycom Payroll, LLC (“Paycom”), and a Release and Award Cancellation and Acceleration Agreement (the “Release Agreement”) with the Company, each dated January 23, 2026. Pursuant to the Consulting Agreement, Ms. Walker will provide Paycom with her client success expertise and knowledge, and general business consulting. The term of the Consulting Agreement commenced on January 23, 2026 and will continue for a term of 12 months (the “Consulting Term”), during which time Ms. Walker will be paid $46,920.86 per month (the “Fees”). The Consulting Agreement includes customary confidentiality provisions and non-competition provisions applicable during the Consulting Term and for 12 months following termination for any reason. The Consulting Agreement is terminable by Paycom immediately upon written notice to Ms. Walker if Ms. Walker (i) materially breaches the Consulting Agreement or (ii) engages in any activities that violate the confidentiality or non-competition provisions of the Consulting Agreement or if Ms. Walker otherwise violates any of the terms of the Consulting Agreement; provided that, in each case, Paycom’s written notice to Ms. Walker must state the specific acts or omissions which constitute such material breach or violation, as applicable, and, if such material breach or violation is capable of cure or correction, Paycom must provide Ms. Walker 30 days to cure or otherwise correct such material breach or violation. In the event of termination of the Consulting Agreement by Paycom as described in the preceding sentence, Paycom will be entitled to reimbursement of the Fees paid to Ms. Walker.

Pursuant to the Release Agreement, Ms. Walker agreed to (i) the cancellation of certain unvested equity incentive awards previously granted under the Paycom Software, Inc. 2014 Long-Term Incentive Plan and under the Paycom Software, Inc. 2023 Long-Term Incentive Plan and (ii) a release of claims against the Company and its successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees, agents, fiduciaries, and employee benefit plans. As consideration for the cancellation of the specified unvested equity incentive awards and the release of claims, the Company accelerated vesting of (i) 2,952 shares of time-based restricted stock previously granted to Ms. Walker and (ii) 2,796 unvested restricted stock units previously granted to Ms. Walker.

The foregoing descriptions of the terms of the Consulting Agreement and the Release Agreement are not complete and are qualified in their entirety by reference to the full text of the Consulting Agreement and the Release Agreement, respectively, copies of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Item 7.01 Regulation FD Disclosure.

On January 23, 2026, the Company issued a press release announcing Mr. York’s appointment as Chief Sales Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release issued January 23, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date:	January 23, 2026	By:	/s/ Robert D. Foster
Robert D. Foster
Chief Financial Officer